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May 15, 2000

Mr. Alan Koslow



RE:  OFFER OF AMENDED TERMS OF EMPLOYMENT

Dear Alan:

As an inducement to your continuing to remain employed by ShopNow.com Inc. on a terminable-at-will basis, the board of directors and I are pleased to offer you the following amended and improved terms of employment in your capacity as ShopNow's Chief Financial Officer, General Counsel and Secretary.

You will continue to report directly to ShopNow's Chairman and CEO (Dwayne Walker). Your gross annual salary will continue to be a minimum of $200,000 and will be paid twice per month on the 15th and the last day of the month. You will also be eligible for management bonuses, which may or may not be allocated by ShopNow's CEO and board of directors.

All options previously granted to you will remain in effect. You will receive additional option grants as follows:

1. You will be granted an option to purchase 500,000 shares on May 23, 2000 at an exercise price equal to the lower of (1) the closing sales price on May 2, 2000 (date of Board meeting that authorized this agreement) or (2) fair market value of the stock on May 23, 2000. The option will vest in eight equal quarterly increments over a two year period beginning on the date the option is granted, but on any scheduled vesting date shares actually will vest only if you remain a ShopNow employee on that date. In addition, shares may vest sooner in accordance with the other terms of this letter.

If you remain employed by ShopNow through March 31, 2001, you will be paid a special one-time bonus in the gross amount of $100,000, subject to the following. If the arithmetic average of the closing prices of ShopNow shares for the month of March 2001 is $10.00 or more, you will not be paid the bonus. The $10.00 threshold price will be adjusted for stock splits or dividends.

If you remain employed by ShopNow through June 30, 2001, you will be paid a special one-time bonus in the gross amount of $100,000, subject to the following. If the arithmetic average of the


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Alan Koslow
Page 2

closing prices of ShopNow shares for the month of June 2001 is $12.00 or more, you will not be paid the bonus. The $12.00 threshold price will be adjusted for stock splits or dividends.

If a Change in Control occurs while you remain employed by ShopNow, all options described above shall be granted to you (if not previously granted) and vest immediately before the consummation of the Change in Control. "Change in Control" is defined as: (a) the merger, consolidation, share exchange or similar transaction between ShopNow and another person or entity, other than a merger in which both (i) ShopNow is the surviving corporation and (ii) the equity in ShopNow immediately before the consummation of the merger represents at least 51% of the aggregate voting power of the surviving corporation's voting securities, or (b) the sale or transfer (in one transaction or a series of transactions) of all or substantially all of ShopNow's assets to another person or entity, whether assisted or unassisted, voluntary or involuntary.

If you become entitled to accelerated vesting of stock options as a result of a Change in Control, and if the value of that vesting acceleration constitutes a "parachute payment" under Section 280G of the Internal Revenue Code of 1986 (the "Code"), as amended, or any successor statute then in effect (the "Parachute Payment"), then ShopNow shall make a payment to you (the "Gross-Up Payment") equal to the amount necessary so that the net amount that you retain from the acceleration of vesting, after subtracting the parachute excise tax imposed by
Section 4999 of the Code, as amended, or any successor statute then in effect (the "Excise Tax"), and after also subtracting all federal, state and local income tax, FICA tax and Excise Tax on the Gross-Up Payment, shall be equal to the net amount you would have retained if no Excise Tax had been imposed and no Gross-Up Payment had been made; provided, however that in no event will the Company be required to pay you more than $1,000,000 pursuant to this paragraph. The Gross-Up Payment shall be calculated and paid to you as soon as reasonably practical after you reasonably determine, and notify ShopNow, that you have incurred an Excise Tax liability. In calculating the amount of the Gross-Up Payment it shall be conclusively presumed that you are paying federal income taxes at the highest marginal personal income tax rate, and that you are paying state and local income taxes (if any apply) at the highest marginal rate(s) in the locality of your residence as of the date the Excise Tax is incurred, net of the maximum reduction in federal income taxes that could be obtained from deducting those state and local taxes. The determination of your excise tax liability and the amount, if any, required to be paid under this paragraph will be made in writing by the Company's independent auditors.

The number of options described above will be adjusted to account for any stock split, stock dividend or similar transaction.

All of these stock options shall have a maximum life of 10 years from date of grant. In the event your employment by ShopNow ends, and regardless of the reason it ends, you will have 12 months after your employment ends to exercise any and all of your stock options that have vested (or if earlier, until the maximum 10 year expiration date), notwithstanding the contrary terms of any stock option grant agreement, stock option plan or other writing.

If ShopNow terminates Mr. Koslow (for a reason other than Cause, disability or death), breaches this agreement (and fails to correct breach within 30 days of notice), or causes Mr. Koslow to resign by materially reducing his compensation, changing his job title without his consent,


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Alan Koslow
Page 3

materially reducing his job responsibilities or stature, or requiring that he relocate outside the greater Seattle area, ShopNow shall continue to pay Mr. Koslow's salary for 12 months from termination and continue to provide all benefits for 12 months, and all unvested options granted to Mr. Koslow shall immediately vest. Cause means intentional misconduct that has a material adverse effect on ShopNow. Misconduct by you will be considered Cause only if you have received written notice from the ShopNow Board of the misconduct and you have not cured the misconduct within 15 days of your receipt of the notice.

If Mr. Koslow resigns from ShopNow ShopNow shall pay Mr. Koslow three months of salary, plus continue all benefits for three months.

ShopNow will pay the out-of-pocket legal fees Mr. Koslow incurred in connection with the drafting and negotiation of these amended terms of employment, up to a maximum of $7,500.

Mr. Koslow will participate in the benefits we offer generally to our employees. You will receive four weeks of vacation per year. You will only be allowed to take up to two weeks of vacation in any six-month period.

By signing this letter, you acknowledge that you are not relying on any promises that are not set out in this letter in deciding to continue your employment with us. Further, you reaffirm your Employee Intellectual Property Agreement (Confidentiality, Invention Assignment, Non-Raiding and Non-Competition), which you signed upon commencing employment with ShopNow.

We wish to emphasize again the importance we place on the proper treatment of any confidential information with which you may have come into contact in the past. We offered you this job based on your skills and abilities and not your possession of any trade secret, confidential or proprietary information. We require that you not obtain, keep, use for our benefit or disclose to us any confidential, proprietary or trade secret information that belongs to others, unless the party who has the rights to the information expressly consents in writing in advance. Also, by signing below you again affirm, except as disclosed to ShopNow previously, that you are not a party to any agreements, such as non-competition agreements, that would limit your ability to perform your duties for ShopNow.

The employment opportunity that we offer is of indefinite duration and will continue as long as both you and ShopNow consider it of mutual benefit. Either you or ShopNow is free to terminate the employment relationship at any time, with or without cause. Any statements to the contrary are not authorized and may not be relied upon. No one except ShopNow's President and CEO has authority to bind the parties to an agreement that conflicts with our policy of employment at will, and any such agreement must be in writing and signed by ShopNow's President and CEO.

[Balance of page intentionally left blank]


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Alan Koslow
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Please indicate your acceptance of these amended terms of employment by signing and returning to me one of the two copies of this letter.

Sincerely,

/s/ Dwayne Walker

Dwayne Walker
Chairman and CEO


ACCEPTED:


/s/ Alan Koslow
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Mr. Alan Koslow

Dated:    May 15, 2000
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                        AMENDMENT TO EMPLOYMENT AGREEMENT

The letter agreement (the "Agreement") dated May 15, 2000 between Network Commerce Inc. (formerly ShopNow.com Inc.) and Alan Koslow is hereby amended as follows:

1. The exercise price on the option grant shall be equal to the closing sales price of the Company's common stock on Friday, May 26, 2000.

2. The last paragraph on page 1 of the Agreement is deleted in its entirety. This paragraph begins as follows:

         "If you remain employed by ShopNow through June 30, 2001, you will be paid a special one-time bonus..."

3. The following paragraph is added to the Agreement and replaces the paragraph deleted above:

         "If you remain employed by Network Commerce Inc. through January 31, 2001, you will be paid a special one-time guaranteed bonus in the gross amount of a minimum of $75,000."

         All other terms or conditions of the Agreement are unchanged by this Amendment.



         NETWORK COMMERCE INC.          Alan Koslow


         By /s/ Dwayne Walker           /s/ Alan Koslow